    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 1996

                                                        REGISTRATION NO. 333-883
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                ---------------

                                AMENDMENT NO. 1
                                      TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                              SIGMA DESIGNS, INC.
             (Exact name of Registrant as specified in its charter)

         CALIFORNIA                          7372                     95-2848099
(State or other jurisdiction of    (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)     Classification Code Number)   Identification Number)

                             46501 LANDING PARKWAY
                           FREMONT, CALIFORNIA 94538
                                 (510) 770-0100
   (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)
                                 THINH Q. TRAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              SIGMA DESIGNS, INC.
                             46501 LANDING PARKWAY
                           FREMONT, CALIFORNIA 94538
                                 (510) 770-0100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                   COPIES TO:
                              TOR R. BRAHAM, ESQ.
                             ADAM R. DOLINKO, ESQ.
                            IVAN J. BROCKMAN, ESQ.
                       WILSON SONSINI GOODRICH & ROSATI
                           PROFESSIONAL CORPORATION
                              650 PAGE MILL ROAD
                       PALO ALTO, CALIFORNIA 94304-1050
                                (415) 493-9300

                                ---------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                                ---------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If the only securities being delivered pursuant to this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

================================================================================

- --------------------------------------------------------------------------------
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
- --------------------------------------------------------------------------------


                SUBJECT TO COMPLETION DATED             , 1996

PROSPECTUS


                                1,550,243 SHARES

                              SIGMA DESIGNS, INC.

                                  COMMON STOCK


        This Prospectus may be used in connection with the offer and sale, from time to time, of up to 1,550,243 shares (the "Shares") of Common Stock, no par value per share (the "Common Stock"), of Sigma Designs, Inc. ("Sigma" or the "Company"), for the account of the selling shareholders identified below (the "Selling Shareholders"). All of the Shares covered hereby are to be sold by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. The expenses incurred in registering the Shares, including legal and accounting fees, will be paid by the Company.

        The Shares offered hereby may be offered and sold, from time to time, by the Selling Shareholders in one or more transactions (which may involve block transactions) on the Nasdaq National Market (or any exchange on which the Common Stock may then be listed), in the over-the-counter market, in negotiated transactions or otherwise. Sales will be effected at such prices and for such consideration as may be obtainable from time to time. Commission expenses and brokerage fees, if any, will be paid by the Selling Shareholders. See "Plan of Distribution."

        The Company's Common Stock is traded on the Nasdaq National Market under the symbol "SIGM." On April 26, 1996, the last sale price for the Common Stock as reported on the Nasdaq National Market was $11.25 per share.

                                ---------------

        SEE "RISK FACTORS" ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

                                ---------------

THESE  SECURITIES  HAVE NOT BEEN  APPROVED  OR  DISAPPROVED  BY  THE  SECURITIES
  AND  EXCHANGE  COMMISSION OR  ANY  STATE  SECURITIES  COMMISSION NOR HAS THE
    SECURITIES  AND  EXCHANGE  COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS. ANY
        REPRESENTATION   TO   THE   CONTRARY  IS  A   CRIMINAL  OFFENSE.

                                ---------------

               THE DATE OF THIS PROSPECTUS IS             , 1996

                             AVAILABLE INFORMATION

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
       Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

            This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act").
       This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares covered by this prospectus, reference is made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1996 and (ii) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on November 3, 1986, as amended on September 22, 1989.

            All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

            The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to Q. Binh Trinh at the Company's principal executive offices at 46501 Landing Parkway, Fremont, California, 94538, or by telephone at (510) 770-0100.

                                ---------------

                                  RISK FACTORS


     The following discussion contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this prospectus.


HISTORY OF OPERATING LOSSES

     The Company has incurred significant losses in the last four years and has had substantial negative cash flow in the last five years. Since the introduction of the Company's REALMagic MPEG product line in November 1993, the Company has invested heavily in marketing and technological innovation for its REALMagic products. As a result, the Company has continued to experience significant losses. Fiscal 1994, 1995 and 1996 also included significant losses associated with products other than those related to the REALMagic technology. Since inception, the Company's total accumulated deficit is $33,923,000. There can be no assurance that the Company will continue to sell its new REALMagic products in substantial quantities or generate significant revenues from such sales. Due in part to an increase in marketing expenses and technological development associated with the REALMagic product line, the Company does not expect to report significant net income, if any, in the first quarter of fiscal 1997. There can be no assurance that the Company will achieve profitable operations in the future or that profitable operations, if achieved, will be sustainable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MARKETING RISKS

     The Company's ability to increase its sales, achieve profitability and maintain REALMagic as a PC industry multimedia standard depends substantially upon the Company's ability to achieve a sustained high level of sales to new OEM customers. To date, the Company has commenced initial shipments of the latest version of its REALMagic products, REALMagic Maxima, to certain OEM customers, including NEC in Japan, Hyundai in Korea and Zenon Technology, PREMIO Express and Zenith Data Systems in the U.S. The Company has not executed volume purchase agreements with any of the Company's customers and these customers are not under any obligation to purchase any minimum quantity of the Company's products. Although the Company is continually engaged in marketing efforts directed to sales of REALMagic products to additional U.S. and international OEMs, the Company has not yet achieved design wins with a sufficient number of OEM customers to ensure success of the REALMagic product line. Moreover, even if the Company continues to achieve new design wins, there can be no assurance that PC manufacturers will purchase the Company's products in substantial volumes. Sales to any particular OEM customer are subject to significant variability from quarter to quarter and to severe price pressures by competitors. Based on its experience in the personal computer industry, the Company expects that its actual sales to OEM customers will experience significant fluctuations and estimates of future sales with respect to any particular customer or groups of customers are inherently uncertain.

     The Company's ability to achieve sustained profitability also depends on a substantial increase in sales of REALMagic products through domestic and international distributors for resale through retail channels. In fiscal 1996, Ingram Micro, Inc. was the only customer to which sales comprised over 10% of consolidated revenue. Sales to such distributors are typically subject to contractual rights of inventory rotation or price protection. Regardless of particular contractual rights, however, the failure of Ingram Micro, Inc. or other distributors to achieve sustained sell-through of REALMagic products could result in product returns or collection problems, contributing to fluctuations in the Company's results of operations. There can be no assurance that the Company will be successful in maintaining a significant market for its REALMagic products.


DEPENDENCE ON DEVELOPMENT OF SOFTWARE TITLES BY THIRD PARTIES

     The Company depends on third-party software developers to create, produce and market the software titles that will operate on the REALMagic format. No software developer is contractually obligated to produce a REALMagic-compatible title. There can be no assurance that third-party software developers will continue to produce a substantial number of software titles, or that they will produce enough software titles to develop and sustain a significant market in REALMagic products. Moreover, there can be no assurance that any individual software titles will be of high quality or that they will achieve market acceptance. There can also be no assurance that current popular software titles will be introduced in the REALMagic format. Because the Company has no control over the content of the titles produced by software developers, the software titles developed may represent only a limited number of software categories and are likely to be of varying quality.

     To date, over sixty interactive software titles are available in the REALMagic format. The Company expects that at least 12 additional titles are available through the first half of 1996, although there can be no assurance that any such titles will not be delayed or cancelled. None of these titles are currently carried by retailers on an unbundled basis and these titles must be obtained through a Company catalog which is not widely circulated. The Company has licensed the REALMagic API to over 1,200 software developers for development of REALMagic-compatible programs. However, the number of software titles to be developed by such software companies cannot be predicted. There can be no assurance that any software developer who develops a REALMagic-compatible title will actively promote the product or develop follow-on titles. Moreover, there can be no assurance that any published title will have the quality or price characteristics required to be commercially successful or that titles compatible with the REALMagic format will be allotted retail shelf space. While the Company is currently distributing titles itself by catalog, future sales of REALMagic products will likely depend upon retailers carrying compatible software titles on the shelf.

     To further establish the Company's technology as a standard, the Company announced in October 1995, its strategic direction of selling chipsets to add-on card and computer manufacturers. The REALMagic Pro chipset became available in January 1996. This chipset will enable other companies to manufacture 100% OM-1 and REALMagic compatible MPEG playback cards capable of playing the growing number of MPEG software titles on the market. In addition, the Company announced the REALMagic Explorer chipset in November 1995, which will allow OEM customers to build type II ZV-port compatible PCMCIA cards for MPEG-1 video and audio playback, bringing MPEG technology to notebook computers for the first time. Any delay or failure to bring any of the chipsets to market could adversely affect the Company's market position by limiting the production of REALMagic compatible playback cards capable of playing MPEG software titles. Moreover, there can be no assurance that any of the Company's chipsets will be broadly accepted by computer manufacturers.

TECHNOLOGICAL CHANGE

     The market for multimedia PC products is characterized by rapidly changing technology and user preferences, evolving formats for compression of video and audio data and frequent new product introductions. Even though REALMagic products and related software titles have gained initial market acceptance, the Company's success will depend, among other things, upon the ability of the Company, to achieve and maintain technological leadership and to remain competitive in terms of price and product performance.

     To achieve and maintain technological leadership, the Company must continue to make technological advancements in the area of MPEG video and audio compression. These advancements include compatibility with emerging standards and multiple platforms, improvements to the REALMagic architecture, enhancements to the REALMagic API and the achievement of these enhancements. There can be no assurance that the Company will be able to make any such advancements to the REALMagic technology or, if they are made, that the Company will be able to achieve and maintain technological leadership. Any material failure of the Company or OEMs and software developers to develop or incorporate any required improvement could adversely affect the continued acceptance of the Company's technology and the introduction and sale of future products based on the Company's technology. There can be no assurance that products or technologies developed by others will not render obsolete the Company's technology and the products based on the Company's technology.

     To remain competitive, the Company must anticipate the needs of the market and successfully develop and introduce innovative new products in a timely fashion. No assurance can be given that the Company will be able to successfully complete the design of its new products, have these products manufactured at acceptable manufacturing yields or obtain significant purchase orders for these products. The introduction of new products may adversely affect sales of existing products, contributing to fluctuations in operating results from quarter to quarter. The introduction of new products also requires the Company to carefully manage its inventory to avoid inventory obsolescence. In addition, new products typically have higher initial component costs than more mature products, possibly resulting in downward pressures on the Company's gross margins.

COMPETITION

     The market for multimedia PC products is highly competitive. While the Company does not believe that any product sold by a third party is directly competitive with the REALMagic products at this time in terms of price and performance, the possibility that other companies with more experience and financial resources may develop a competitive product may inhibit continued acceptance and future growth of the REALMagic technology. REALMagic has earned its position as a leading product for the PC largely because of its affordable consumer price point. Increased price competition could have an adverse effect on the REALMagic product line. Increased competition may be generated from several major computer product manufacturers who have developed products and technologies that could compete directly with the REALMagic products on the PC platform. These include S3, Cirrus Logic, Windbond and SGS Thompson. Also, several OEMs and microprocessor companies possess proprietary video compression technology that may compete with MPEG-based products. These include IBM, Intel, Mediamatics and ESS Technology. Most of these companies have substantial experience and expertise in audio, video and multimedia technology, in producing and selling consumer products through retail distribution, and also have substantially greater engineering, marketing and financial resources than the Company. Competitors of the Company may form cooperative relationships, which could present formidable competition to the Company. There can be no assurance that the REALMagic technology will achieve commercial success or that they will compete effectively against other interactive multimedia products, services and technologies that currently exist, are under development or may be announced by competitors.

RELIANCE ON A SINGLE LINE OF PRODUCTS

     The Company's business strategy has been to focus on REALMagic products by investing heavily in the PC-based MPEG technology. In the fiscal year ended January 31, 1996, sales of multimedia products accounted for primarily all of net sales. A decline in the market demand for multimedia products would adversely affect the Company's operating results. The Company's present reliance on REALMagic products is exacerbated by the fact multimedia product sales are concentrated in the personal computer industry. A decline in demand for PCs could have a material adverse effect on the Company's operating results and financial condition.

VARIABILITY OF OPERATING RESULTS

     The Company's operating results have in the past and may continue to fluctuate in the future due to a number of factors, including but not limited to new product introductions by the Company and its competitors; market acceptance of the Company's products by OEMs, software developers and end users; the success of the Company's promotional programs; gains or losses of significant customers; reductions in selling prices; inventory obsolescence; an interrupted or inadequate supply of semiconductor chips; the Company's ability to protect its intellectual property; and loss of key personnel. In addition, sales to OEM customers are subject to significant variability from quarter to quarter, depending on the OEMs' timing and release of products incorporating the REALMagic technology, experience with sell-through of such products and inventory levels.

     The market for consumer electronics products is characterized by significant seasonal swings in demand, which typically peak in the fourth calendar quarter of each year. Because the Company expects to derive a substantial portion of its revenues from the sales of REALMagic products in the future, and the demand for such products will depend on the introduction of compact disks containing software titles compatible with the Company's format, the Company's revenues may also vary with the production of and demand for popular software titles. Such demand may increase or decrease as a result of a number of factors that cannot be predicted, such as consumer preferences and product announcements by competitors. Announcements of directly competing products will likely have a negative effect on operating results. Based on the Company's experience, the Company believes that a substantial portion of its shipments will occur in the third month of a quarter, with significant shipments competed in the latter part of the third month. This shipment pattern may cause the Company's operating results to be difficult to predict. The Company currently places noncancelable orders to purchase semiconductor products from its foundries on a long lead time basis. Consequently, if, as a result of inaccurate forecasts or canceled purchase orders, anticipated sales and shipments in any quarter do not occur when expected, inventory levels could be disproportionately high, requiring significant working capital, negatively impacting operating results.

MANUFACTURING RISKS

   The REALMagic multimedia card is composed of four VLSI chips, each of which is presently manufactured by an outside supplier or foundry. These suppliers are Toshiba, C-Cube Microsystems, Analog Devices and Orbit Semiconductor, each of which is a sole source supplier to the Company of their respective chip. The Company does not have long-term contracts with such suppliers and conducts business with its suppliers on a written purchase order basis. The Company's reliance on independent suppliers involves several risks, including the absence of adequate capacity, the unavailability of, or interruptions in access to, certain process technologies and reduced control over delivery schedules, manufacturing yields and costs. Although delays or interruptions have not occurred to date, any delay or interruption in the supply of any of the components required for the production of the REALMagic multimedia card that are currently obtained from a single source could have a material adverse impact on the sales of the REALMagic products by the Company and thus on the Company's business.

     The Company must provide its suppliers with sufficient lead time in order to meet forecasted manufacturing objectives. Any failure to properly forecast such quantities could materially adversely affect the Company's ability to produce REALMagic products in sufficient quantities. No assurance can be given that the Company's forecasts regarding new product demand will be accurate, particularly since the Company sells REALMagic products on a purchase order basis. The manufacturing of the REALMagic chipsets is a complex process, and the Company may experience short-term difficulties in obtaining timely deliveries, which could affect the Company's ability to meet customer demand for its products. Any such delay in delivery products in the future could materially and adversely affect the Company's operating results. In addition, should any of the Company's major suppliers be unable or unwilling to continue to manufacture the Company's key components in required volumes, the Company would have to identify and qualify acceptable additional suppliers. This qualification process could take up to three months or longer. No assurances can be given that any additional sources of supply could be in a position to satisfy the Company's requirements on a timely basis.

     In the past, the Company has experienced production delays and other difficulties and the Company could experience similar problems in the future. In addition, there can be no assurance that a product defect will not escape identification at the factory, possibly resulting in unanticipated costs, cancellations or deferrals of purchaser orders or costly recall of products from customer sites.

DEPENDENCE ON KEY PERSONNEL

     The Company's future success depends in large part on the continued service of its key technical, marketing, sales and management personnel. Given the complexity of the REALMagic technology, the Company is dependent on its ability to retain and motivate highly skilled engineers involved in the ongoing hardware and software development of the REALMagic product, who will be required to refine the existing hardware system and API and to introduce enhancements in future applications. The multimedia PC industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. There can be no assurance that the Company's current employees will continue to work for the Company or that the Company will be able to obtain the services of additional personnel necessary for the Company's growth. The Company does not have "key person" life insurance policies on any of its employees.

LIMITED INTELLECTUAL PROPERTY PROTECTION

     The Company's ability to compete may be affected by its ability to protect its proprietary information. The Company currently holds four patents covering the technology underlying the REALMagic products and the Company has filed certain patent applications and is in the process of preparing others. There can be no assurance that any additional patents for which the Company has applied will be issued or that any issued patents will provide meaningful protection of its product innovations. The Company, like other emerging multimedia companies, relies primarily on trade secrets and technological know-how in the conduct of its business. In addition, the Company is relying in part on copyright law to protect its proprietary rights with respect to the REALMagic technology.

     The electronics industry is characterized by frequent litigation regarding patent and intellectual property rights. Any such litigation could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel, whether or not the outcome of such litigation is favorable to the Company. Moreover, in the event of an adverse result in any such litigation, the Company could be required to expend significant resources to develop noninfringing technology or to obtain licenses to the technology which is the subject of the litigation. There can be no assurance that the Company would be successful in such development or that any such licenses would be available on acceptable terms, if at all. In addition, patent disputes in the electronics industry have often been settled through cross-licensing arrangements. Because the Company does not yet have a large portfolio of issued patents, the Company may not be able to settle an alleged patent infringement claim through a cross-licensing arrangement.

CHANGE IN BUSINESS PLAN

     The Company has dramatically altered its business plan with the acquisition of EMI and with the potential acquisition of Active Design, and the elimination of all product lines other than the REALMagic line. The Company has begun to devote its resources to the successful introduction of the REALMagic technology and related multimedia products. As a result of the change in business strategy, the Company expects to experience a period of significant alteration in number and organization of employees. This change has placed, and will continue to place, a substantial strain on the Company's management, operational, financial and accounting resources. The Company must be evaluated in light of the costs, delays and other difficulties frequently encountered in a recently established and rapidly changing business enterprise.

ACQUISITION RISKS

    On April 23, 1996, the Company entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") with Active Design Corporation, a California Corporation ("Active Design"), pursuant to which Sigma would acquire Active Design. The consummation of the transactions contemplated by the Reorganization Agreement are subject to, and contingent upon, certain customary closing conditions. If such conditions are fulfilled and such transactions are consummated, Active Design will become a wholly-owned subsidiary of the Company. There can be no assurance that the closing conditions will be fulfilled to the satisfaction of the parties or that the merger will be consummated in a timely manner, if at all.

     Active Design is a development stage company engaged in the development, design and marketing of VLSI circuits that provide high performance graphics and three-dimensional functionality on PCs. Acquisitions in the technology industry are frequently more difficult to successfully integrate into existing operations than acquisitions in other industries. Accordingly, there can be no assurance that the acquisition of Active Design will prove successful even if the acquisition is consummated. The integration of Active Design into the Company's business will require the Company to compete in a new market segment which the Company expects to be highly competitive. If larger companies that possess significantly greater development resources and budgets than the Company compete in this emerging market segment, the ability of the Company to achieve market acceptance for its products could be materially and adversely affected. Additionally, there can be no assurance that the products expected to be introduced in this market segment will be successfully developed on time, or free from significant errors or programming errors, or that the Company will obtain significant purchase orders for these products. If the Company does achieve a material market share, there can be no assurance that the Company will be able to sustain or increase such market share or that the Company will be able to maintain acceptable gross margins for the products. Failure to achieve significant commercial revenues or profitability could have a material adverse effect on the Company's business, financial condition and results of operations.

INTERNATIONAL OPERATIONS

     During the fiscal years ended January 31, 1996, 1995 and 1994, sales to international customers accounted for approximately 63%, 36% and 33% of the Company's net sales, respectively. The Company anticipates that sales to international customers, including sales of REALMagic products, will continue to account for a substantial percentage of net sales. In addition, some of the foundries that manufacture the Company's products and components are located in Asia. Overseas sales and purchases to date have been denominated in U.S. dollars. Due to the concentration of international sales and the manufacturing capacity in Asia, the Company is subject to the risks of conducting business internationally. These risks include unexpected changes in regulatory requirements and fluctuations in the U.S. dollar which could increase the sales price in local currencies of the Company's products in international markets or make it difficult for the Company to obtain price reductions from its foundries. The Company does not currently engage in any hedging activities to mitigate exchange rate risks. To the extent that the Company is successful in increasing its sales to foreign customers, or to the extent that the Company increases its transactions in foreign currencies, the Company's results of operations could be adversely affected by exchange rate fluctuations.

VOLATILITY OF STOCK PRICE

     The market price of the Company's Common Stock has been and is expected to continue to be subject to significant fluctuations. Factors such as announcements of the introduction of new products by the Company or its competitors and market conditions in the technology, entertainment and emerging growth company sectors may have a significant impact on the market price of the Company's Common Stock. Further, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology and development stage companies such as those in the electronics industry. Such volatility has often been unrelated or disproportionate to the operating performance of such companies. These fluctuations, as well as general economic and market conditions, may adversely affect the price of the Common Stock.

                                  THE COMPANY

     The following section contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

     Sigma Designs, Inc. ("Sigma" or the "Company") designs, manufactures (using subcontractors), and markets multimedia products for use with personal computers. The emergence of multimedia technology in the personal computer ("PC") market has dramatically changed the way users interact with computers. Multimedia integrates different elements, such as sound and video, to enhance the computing experience and deliver a heightened sense of realism. Through its REALMagic product line incorporating Moving Pictures Experts Group ("MPEG") technology, Sigma Designs has become a leader in this emerging market.

     Prior to MPEG's introduction, video on personal computers suffered from serious drawbacks. Motion pictures appeared jerky and video was confined to small window sizes. MPEG, a defined International Standards Organization (ISO) standard for compression, eliminated those problems and revolutionized multimedia on the PC platform. For the first time, MPEG users could play back full-screen, full-motion video combined with stereo audio, even from a standard CD-ROM. A single CD-ROM using the MPEG compression technique can store up to 74 minutes of full-motion video and audio.

     Because of MPEG technology, producers can create (and users can enjoy) an interactive, television-like experience on a desktop PC. The result was a significant new visual impact thereby opening possibilities for a wide range of entertainment, education, training and business presentation applications.

     In an effort to complement its current technologies, on April 23, 1996, Sigma entered into the Reorganization Agreement, by and among the Sigma, Sigma Acquisition Corp., a California corporation and wholly-owned subsidiary of Sigma ("Sub") and Active Design, pursuant to which Sub would merge with and into Active Design (the "Merger"). Active Design is a development stage company engaged in the development, design and marketing of VLSI circuits that provide high performance graphics and three-dimensional functionality on PCs. The consummation of the transactions contemplated by the Reorganization Agreement is subject to, and contingent upon, certain customary closing conditions. If such conditions are fulfilled and such transactions are consummated, Active Design will become a wholly-owned subsidiary of the Company. Pursuant to the Reorganization Agreement, upon closing, if such closing occurs, all of the outstanding shares of Preferred Stock and Common Stock of Active Design (collectively, the "Active Design Capital Stock") will be converted into the right to receive an aggregate of 1,123,760 shares of the Company's Common Stock ("Sigma Common Stock"). In addition, upon closing, if such closing occurs, all options to purchase Active Design Capital Stock then outstanding (each, an "Active Design Option") under Active Design's 1996 Incentive Stock Option Plan shall be assumed by Sigma. Each Active Design Option so assumed will continue to have, and be subject to, the same terms and conditions set forth in the respective option agreements applicable to such Active Design Option immediately prior to the closing, subject to adjustment of the number of shares and exercise price thereof to reflect the exchange ratio of Active Design shares for Sigma shares. The terms of the Reorganization Agreement were negotiated at arms-length negotiations between Sigma and Active Design.

     In connection with the potential Merger, upon closing, if such closing occurs, 101,138 shares of the Sigma Common Stock (collectively, the "Escrow Amount") payable as consideration by Sigma shall be placed into escrow, to be held as security for any losses incurred by Sigma in the event of certain breaches by Active Design of the representations, warranties and covenants contained in the Reorganization Agreement. The Escrow Amount shall be contributed on behalf of each holder of Active Design Capital Stock in proportion to the aggregate consideration otherwise received by such holder by virtue of the Merger.

     The potential acquisition of Active Design is intended to be a tax-free reorganization under Section 368(a) of the Internal Revenue Code 1986, as amended, and is intended to be accounted for using the "pooling of interests" method of financial accounting.


THE REALMAGIC MPEG STANDARD

     Since its first shipment in November 1993, REALMagic technology has received widespread support from PC industry leaders, software developers and OEM and retail customers.

     PARTNERSHIP WITH PC INDUSTRY LEADERS. Sigma has received endorsement for its REALMagic technology from companies such as Microsoft, IBM, Hewlett Packard, Oracle, Novell and Starlight Networks. On the operating system side, REALMagic is being supported by Microsoft Windows 95 and IBM O/S 2. Additionally, both Novell and Starlight Networks have products that are compatible with REALMagic in a network environment.

     WIDESPREAD SUPPORT FROM SOFTWARE DEVELOPERS. Support for Sigma's REALMagic MPEG standard has grown rapidly in the software development community. Two years ago, the Company listed fifty authorized REALMagic software developers; by the end of fiscal 1996, Sigma's roster of developers rose to more than 1,200, including Activision, Tsunami Media, Mindscape, Time Warner, and Interplay. This widespread developer support has led to the introduction of more than 60 interactive software titles in the REALMagic format and many more currently under development.

     The REALMagic DOS MPEG API has also become the industry standard for MPEG software development, further evidence of widespread support from the software development community. With its robust functionality, the REALMagic API is currently the preferred technology available which allows the creation of fully interactive MPEG software titles.

     SUPPORT FROM OEMS. In the U.S., Zenith Data Systems, Zenon Technology, Inc. and PREMIO Express, the direct marketing arm of Compu Trend Systems, Inc. have purchased the REALMagic Maxima boards for installation inside their multimedia PCs. Additionally many VARs have begun taking shipments of REALMagic boards for systems targeted at vertical kiosk, business training and presentation applications. In the Far East, where the popularity of Karaoke and videoCD has made REALMagic a very well received product, the Company's OEM customers include NEC in Japan and Hyundai in Korea.

     ACCEPTANCE BY RETAIL CHANNEL. In addition to international distributors, national U.S. distributors such as Ingram Micro, Inc. and Tech Data are carrying REALMagic products, further evidence of the channel's acceptance and interest in MPEG technology.

REALMAGIC BUSINESS STRATEGIES

     Sigma's corporate objective is to continue to be the leading provider of MPEG multimedia products that enable full-screen, full-motion, TV-like quality video on the standard desktop and the notebook PC. To accomplish this goal, the Company intends to promote the widespread acceptance of the REALMagic technology. The key parts of this strategy includes:

     ENCOURAGE CONTINUED DEVELOPMENT OF SOFTWARE UTILIZING THE REALMAGIC TECHNOLOGY. The Company continues to encourage widespread software title development by providing free technical support and licensing its comprehensive API free of charge to all developers who wish to publish REALMagic-compatible software titles. In addition, the Company has been shipping REALMagic Producer, the industry's first low-cost MPEG authoring system. It enables compression of MPEG video and audio in order to create high-quality multimedia presentations and titles. The Company expects that the availability of REALMagic Producer will lead to the development of more REALMagic MPEG titles, and therefore increase the demand for REALMagic playback card.

     WIN MORE OEM PARTNERSHIPS AND FURTHER PENETRATE RETAIL CHANNEL. To establish REALMagic as a true standard, the Company will continue to seek design wins with major PC manufacturers worldwide in which the OEMs will either factory-install the REALMagic card insider their multimedia PCs
     (MPCs) or private-label the card now and distribute it through their own channels of distribution and later when a single chipset solution becomes available, these OEMs will install it on the CPUs of their MPCs. On the retail side, the Company plans to expand its network of national distributors and special VARs to distribute its high-end REALMagic playback card and the REALMagic Producer, its low cost encoding card. In Europe and Asia Pacific, the Company will continue to expand its relationship with distributors as well as OEMs and VARs. In addition, the Company will seek to sell to add-on card manufactures who will, in turn, market to owners of 486 and Pentium PCs.

     INTRODUCE NEW GENERATIONS OF REALMAGIC, OFFER REALMAGIC PRODUCTS AT COMPETITIVE PRICES AND CONTINUALLY REDUCE PRODUCT COSTS. A significant aspect of the Company's product strategy is to include the sale of REALMagic chipsets in its product line and continue developing newer versions and generations of the REALMagic products including chipsets for both desktop and notebook PCs. The general direction is to continue to offer consumers with better-features and lower price products over time. The intention is to stay at least one step ahead of competition.

REALMAGIC PRODUCTS

     The Company offers a complete family of REALMagic products including:

     . REALMAGIC MAXIMA. An MPEG playback card designed to eliminate the compatibility issue with graphics cards by using the Analog Overlay Technology. The Maxima accelerates MPEG video to a guaranteed 30 frames per second playback rate with high quality CD sound at resolutions of up to 1280 x 1024, which is in compliance with the MPC3 industry standard for MPEG video playback. The REALMagic drivers guarantee compatibility with all the interactive MPEG titles available today and all future titles which are OM-1 compatible.

     . REALMAGIC PRO CHIPSET. In October 1995, the Company announced the availability for sale of the REALMagic Pro Chipset. This chipset has the following distinctive features:

          +    Very high quality MPEG playback through 16 million color MPEG video; horizontal and vertical bilinear interpolation; digital brightness, contrast and saturation adjustment.
          +    The use of Sigma's REAL Overlay chip enables the mixing of MPEG video and PC graphics at resolutions up to 1600 x 1200 with an 85
               Hz non-interlaced refresh rate.
          +    100% Windows 95 and MPC3 compliance.
          +    100% OM-1 and REALMagic compatibility.
          +    Direct interface for NTSC/PAL decoder to support TV tuner
               input.

     The Company currently expects to commence volume shipment of this product in the second quarter of fiscal 1997.

     . REALMAGIC EXPLORER. In November 1995, the Company announced the introduction of the REALMagic Explorer chipset. This chipset will put MPEG-1 digital video playback in ZV port PCMCIA cards for the new generation of notebook computers. The main features of this chipset are:

          +    MPEG-1 video playback with 16 million colors.
          +    MPEG-1 audio layers I and II.
          +    100% REALMagic and OM-1 standard compatible.
          +    MPC3 standard compliant.
          +    Windows 95 Plug and Play.

     The Company currently expects to start volume shipment of this product in the second half of fiscal 1997.

     . REALMAGIC PRODUCER. A 32-bit PCI low cost card with audio/video capture and MPEG encoding capabilities. This product comes bundled with a frame-accurate software VTR controller; real-time video Previewer; Adobe and Caligari trueSpace software which are necessary to make high-quality multimedia presentations and titles. REALMagic Producer features include:

          +    Fully compliant with MPEG-1 standard.
          +    Compatible with any AVI-compatible video editing software.
          +    Compatible with REALMagic decoding products.
          +    Files are converted to fully compressed MPEG-1 at three times actual time.
          +    Accepts both S-VHS and Composite video inputs.

MARKETING AND SALES

     Sigma Designs currently distributes its products through sales to national and regional distributors, VARs and OEMs in the U.S. and throughout the world. The Company's U.S. distributors include Ingram Micro, Inc. and Tech Data, and its OEMs include Zenith Data Systems, Zenon Technology and PREMIO Express. The Company's international OEMs include NEC in Japan and Hyundai in Korea and its international distributors are strategically located in many countries around the world. However, there can be no assurance that the Company will achieve significant sales so as to realize profitability in the near term, if at all.

     The Company generally acquires and maintains products for distribution through retail channels based on forecasts rather than firm purchase orders. Additionally, the Company generally only acquires products for sales to its OEM customers after receiving purchase orders from such customers, which purchase orders are typically cancelable without substantial penalty from such OEM customers. The Company currently places noncancelable orders to purchase semiconductor products from its suppliers on a twelve to sixteen-week lead time basis. Consequently, if, as a result of inaccurate forecasts or canceled purchase orders, anticipated sales and shipments in any quarter do not occur when expected, expenses and inventory levels could be disproportionately high, requiring significant working capital resulting in severe pressure on the Company's financial condition.

RESEARCH AND DEVELOPMENT

     As of January 31, 1996, the Company had a staff of 28 research and development personnel, which conducts all the Company's product development. The Company is focusing its development efforts primarily on MPEG multimedia products, including new and improved version of REALMagic MPEG chipsets, new software titles and cost reduction processes.

     To achieve and maintain its technological leadership, the Company must continue to make technological advancements in the areas of MPEG video and audio compression and decompression. These advancements include compatibility with emerging standards and multiple platforms, improvements to the REALMagic architecture and enhancements to REALMagic API. There can be no assurance that the Company will be able to make any of such advancement to the REALMagic MPEG technology or, if they are made, that the Company will be able to market such advancements to achieve profitability and maintain its technological leadership.

     During fiscal 1996, fiscal 1995 and fiscal 1994, the Company's research and development expenses were approximate $3.8 million, $4.3 million and $12.0 million (including $8.1 million of acquired research and development relating to the acquisition of EMI) respectively. The Company plans to continue to devote substantial resources to the research and development of the future generation of MPEG and other multi-media.

COMPETITION

     The market for MPEG multimedia products is highly competitive. While the Company does not believe that any products sold by a third party is in direct competition with the REALMagic encoding and decoding card in terms of price and performance, the possibility that other companies with more marketing and financial resources may develop a competitive product may inhibit the wide acceptance of REALMagic technology. The Company believes that many computer product manufacturers are developing MPEG products that will compete directly with REALMagic products in the near future.

     The Company believes that the principal competitive factors in the market for MPEG multimedia hardware products include time to market for new product introductions, product performance, compatibility to industry standards, price and marketing and distribution resources. The Company believes that it competes most favorably with respect to time to market, product performance and price of REALMagic products. Moreover, the Company believes that the acceptance of REALMagic API as an industry standard for software development could provide a significant competitive advantage for the Company. However, there can be no assurance that the Company's lead time in product introduction will be sustained.


     Sales to distributors and sometimes even to OEMs are typically subject to contractual rights of inventory rotation and price protection. Regardless of particular contractual rights, the failure of one or more distributors or OEMs to achieve sustained sell-through of REALMagic products could result in product returns or collection problems, contributing to significant fluctuations in the Company's operating results.

LICENSES, PATENTS AND TRADEMARKS

     The Company is seeking patent protection for the basic low-cost architecture of the REALMagic producers, as well as certain software and hardware features in current and future versions of REALMagic. The Company currently has eight pending patent applications for its REALMagic technology. Four patents have been issued to the Company and there can be no assurance that more patents will be issued, or, even if issued, will provide adequate protection for the Company's competitive position. The Company also attempts to protect its trade secrets and other proprietary information through agreements with customers, suppliers and employees and other security measures. Although the Company intends to protect its rights vigorously, there can be no assurance that these measures will be successful.

MANUFACTURING

     To reduce overhead expenses, capital and staffing requirements, the Company currently uses third party contract manufacturers to fulfill its manufacturing needs. All of the chips used by the Company to make its encoding and decoding products are manufactured by outside suppliers and foundries. Each of these suppliers is a sole source of supply to the Company of the respective chips produced by such supplier.

     The Company's reliance on independent suppliers involves several risks, including the absence of adequate capacity, reduced control over delivery schedules, manufacturing yields and costs. Any delay or interruption on the supply of any of the components required for the production of REALMagic products could have a material adverse impact on the sales of the Company's products and thus on the Company's operating results.

BACKLOG

     Because the Company's customers typically expect quick deliveries, the Company seeks to ship products within a few weeks of receipt of a purchase order. The customer may reschedule delivery of products or cancel the purchase order entirely without significant penalty. Historically, the Company's backlog has not been reflective of future sales. The Company also expects that in the near term, its backlog will continue to be not indicative of future sales.

EMPLOYEES

     As of January 31, 1996, the Company had 60 full-time employees, including 28 in research and development, 13 in marketing, sales and support, 9 in operations and 10 in finance and administration. The Company's future success will depend, in part, on its ability to continue to attract, retain and motivate highly qualified technical, marketing, engineering and management personnel, who are in great demand. The Company's employees are not represented by any collective bargaining unit, and the Company has never experienced a work stoppage. The Company believes that its employee relations are satisfactory.

                                USE OF PROCEEDS

            The Company will not receive any proceeds from the sale of Shares hereunder by the Selling Shareholders.


                              SELLING SHAREHOLDERS

            The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of April 26, 1996 by each Selling Shareholder. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                           SHARES BENEFICIALLY                        SHARES BENEFICIALLY
                                             OWNED PRIOR TO                                   OWNED
                                             OFFERING (1)(2)          NUMBER          AFTER OFFERING(1)(2)
                                           --------------------     OF SHARES         ---------------------
NAME AND ADDRESS                           NUMBER       PERCENT    BEING OFFERED      NUMBER        PERCENT
- ----------------                           -------      -------    -------------      ------        -------
BKP Partners(3)(4)........................ 682,303        7.8%        682,303            0              0
    One Sansome Street, #3900
    San Francisco, CA 94104

Everest Capital International Ltd.(5)(6).. 231,983        2.6%        231,983            0              0
    Corner House
    20 Parliament Street
    Hamilton HM12
    British Virgin Islands

Everest Capital Fund L.P.(5)(7)........... 109,168        1.2%        109,168            0              0
    Corner House
    20 Parliament Street
    Hamilton HM12
    British Virgin Islands

Hsu Hui Liang (6)......................... 113,716        1.3%        113,716            0              0
    Rm 501-2, Alliance Building
    130-136, Connaught Road C
    Hong Kong

Chao Ping Wang (7)........................ 113,716        1.3%        113,716            0              0
    82, 4FL, Liu Chou Avenue
    Taipei, Taiwan, R.O.C

Direct International, Ltd (8)............. 113,716        1.3%        113,716            0              0
    7F-B1, Ruentex Banking Tower
    76, Tun Hwa South Road, Section 2
    Taipei, Taiwan, R.O.C.

Chao Hsuan Mei Tseng (9)..................  45,487         *           45,487            0              0
    2B, No. 203-2, Section 4
    Hsin Yih Road
    Taipei, Taiwan, R.O.C.

Sandra Ma (10)............................  29,565         *           29,565            0              0
    6/F, 311 Tun-Hwa South Road
    Section 1
    Taipei, Taiwan, R.O.C.

F&B Limited Liability Company (11)........  27,292         *           27,292            0              0
    7F-B1, Ruentex Banking Tower
    76, Tun Hua South Road, Section 2
    Taipei, Taiwan, R.O.C.

Nitai Electronics Ind. Co., Ltd.(12)......  22,743         *           22,743            0              0
    No. 152, Section 4
    Hsin Yih Road
    Taipei, Taiwan, R.O.C.

                                           SHARES BENEFICIALLY                        SHARES BENEFICIALLY
                                             OWNED PRIOR TO                                   OWNED
                                             OFFERING (1)(2)          NUMBER          AFTER OFFERING(1)(2)
                                           --------------------     OF SHARES         ---------------------
NAME AND ADDRESS                           NUMBER       PERCENT    BEING OFFERED      NUMBER        PERCENT
- ----------------                           -------      -------    -------------      ------        -------
Hsieh Hsu Jui-Mei (13)....................  22,743         *           22,743             0            0
    3F, No. 143, Section 2
    Min Sheng E. Road
    Taipei, Taiwan, R.O.C.

Peter Liu (14)............................  13,457         *           13,457             0            0
    50 California Street, Suite 2920
    San Francisco, CA  94111

Austin Jieh (15)..........................  11,775         *           11,775             0            0
    2917 San Juan Blvd.
    Belmont, CA  94002

Robert Chou (16)..........................   5,047         *            5,047             0            0
    50 California Street, #2920
    San Francisco, CA  94111

Capitol Bay Securities (17)...............   4,167         *            4,167             0            0
    2200-B Douglas Blvd., Suite 100
    Roseville, CA  95661

WI Harper, Inc. (18)......................   3,365         *            3,365             0            0
    50 California Street, Suite 2920
    San Francisco, CA  94111

- ---------------
*    Represents less than 1%

(1) The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty (60) days of April 26, 1996 through the exercise of any Convertible Securities or other rights.
(2) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.
(3) To the knowledge of the Company, Mr. Robert Pryt has voting and investment power with respect to such shares.
(4) Includes shares underlying a warrant immediately exercisable for 170,576 shares of Common Stock.
(5) To the knowledge of the Company, Mr. Jeffrey Terman has voting and investment power with respect to such shares.
(6) Includes shares underlying a warrant immediately exercisable for 57,996 shares of Common Stock.
(7) Includes shares underlying a warrant immediately exercisable for 27,292 shares of Common Stock.
(8) Includes shares underlying a warrant immediately exercisable for 28,429 shares of Common Stock.
(9) Includes shares underlying a warrant immediately exercisable for 28,429 shares of Common Stock.
(10) Includes shares underlying a warrant immediately exercisable for 28,429 shares of Common Stock.
(11) Includes shares underlying a warrant immediately exercisable for 11,372 shares of Common Stock.
(12) Includes shares underlying a warrant immediately exercisable for 7,391 shares of Common Stock.
(13) Includes shares underlying a warrant immediately exercisable for 6,823 shares of Common Stock.
(14) Includes shares underlying a warrant immediately exercisable for 5,686 shares of Common Stock.
(15) Includes shares underlying a warrant immediately exercisable for 5,686 shares of Common Stock.
(16) Represents shares underlying a warrant immediately exercisable for Common Stock.
(17) Represents shares underlying a warrant immediately exercisable for Common Stock.
(18) Represents shares underlying a warrant immediately exercisable for Common Stock.
(19) Represents shares underlying a warrant immediately exercisable for Common Stock.
(20) Represents shares underlying a warrant immediately exercisable for Common Stock.

                                   PLAN OF DISTRIBUTION

            On December 15, 1995, the Company entered into Subscription Agreements with the Selling Shareholders (the "Subscription Agreements"), pursuant to which the Selling Shareholders purchased certain subordinated convertible promissory notes (the "Notes") in an aggregate amount of $6,500,000. The Notes were subsequently converted by the Selling Shareholders into shares of the Company's Common Stock, and concurrent with the conversion, the Selling Shareholders received warrants to purchase additional Common Stock at an exercise price in excess of the conversion price of the Notes. This Registration Statement has been filed by the Company pursuant to the exercise of certain registration rights granted under the Subscription Agreements.

            The Shares may be sold from time to time by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest.
       Such sales may be made in any one or more transactions (which may involve block transactions) on the Nasdaq National Market, or any exchange on which the Common Stock may then be listed, in the over-the-counter market or otherwise in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may sell the Shares as agent or may purchase such Shares as principal and resell them for their own account pursuant to this Prospectus. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers the Shares, for whom they may act as agent (which compensation may be in excess of customary commissions). In connection with such sales, the Selling Shareholders and any participating brokers or dealers may be deemed to be "underwriters" as defined in the Securities Act. The Subscription Agreements provide that the Company will indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS

            Certain legal matters relating to validity of the shares of Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.


                                    EXPERTS

            The consolidated financial statements and the related financial statement schedule of Sigma Designs, Inc. and the financial statements of Active Design Corporation, all of which are incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

================================================================================

                                TABLE OF CONTENTS
                                                               Page
                                                               ----

              Available Information............................   2
              Incorporation of Certain Documents by Reference..   2
              Risk Factors.....................................   3
              The Company......................................   6
              Use of Proceeds..................................   8
              Selling Shareholders.............................   8
              Plan of Distribution.............................  10
              Legal Matters....................................  10
              Experts..........................................  10

                               ---------------

          No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Shares by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Under no circumstances shall the delivery of this Prospectus or any sale made pursuant to this Prospectus, create any implication that the information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                               ---------------

================================================================================
================================================================================



                                1,550,243 Shares



                              SIGMA DESIGNS, INC.



                                  Common Stock



                             ______________________

                                   PROSPECTUS

                             _____________________



                               -------- --, 1996


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

       ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

            The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of Common Stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and the Nasdaq National Market Listing Fee.

                  Securities and Exchange Commission
                    Registration Fee....................   $ 4,344
                  Nasdaq National Market Listing Fee....    17,500
                  Legal Fees and Expenses...............    30,000
                  Accounting Fees and Expenses..........    30,000
                  Blue Sky Fees and Expenses............     2,500
                  Transfer Agent and Registrar Fees.....     5,000
                  Miscellaneous.........................     5,656
                                                           -------
                         Total..........................   $95,000
                                                           =======

       ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

            Section 317 of the California Corporations Code authorizes a court to award or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for labilities (including reimbursement for expenses incurred) arising under the Securities Act.
       Article IV of the Registrant's Articles of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California Corporations Code. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors.

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

       ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (a)   EXHIBITS

                4.1* Form of Subscription Agreement, by and between Sigma and the Selling Shareholders.

                5.1* Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Registrant.


                23.1    Independent Auditors' Consent of Deloitte & Touche LLP.


                23.2* Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Registrant (included in Exhibit 5.1).

                24.1*   Power of Attorney.

       ---------------
       *Previously provided.

            Schedules not listed above have been omitted because they are not applicable or are not required or the information required to be set forth therein is included in the consolidation financial statements or notes thereto.

       ITEM 17.  UNDERTAKINGS

            Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

            The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, or post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
       Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 29th day of April 1996.

                                           SIGMA DESIGNS, INC.


                                           By:  /s/ Thinh Q. Tran
                                               ------------------------------
                                                Thinh Q. Tran
                                                Chairman of the Board,
                                                President and Chief Executive
                                                Officer


            PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED:

    SIGNATURE                               TITLE                              DATE
    ---------                               -----                              ----
/s/ Thinh Q. Tran         Chairman of the Board, President and Chief
- ----------------------  Executive Officer (Principal Executive Officer)    April 29, 1996
    Thinh Q. Tran

                         Co-Chairman of the Board and Chief Technical
- ----------------------                      Officer
    Julien Nguyen

/s/ Q. Binh Trinh        Vice President, Finance, Chief Financial Officer,
- ----------------------      Secretary and Director (Chief Financial and
    Q. Binh Trinh                       Accounting Officer)                April 29, 1996

/s/ William J. Almon                         Director                      April 29, 1996
- ----------------------
    William J. Almon

/s/ William Wang                             Director                      April 29, 1996
- ----------------------
    William Wang

*By: /s/ Q. Binh Trinh
- ----------------------
   Attorney-in-Fact

                                 EXHIBIT INDEX

    EXHIBIT NUMBER
    --------------

         4.1* Form of Subscription Agreement, by and between Sigma and the Selling Shareholders.

         5.1*       Opinion of Wilson Sonsini Goodrich & Rosati,
                    Professional Corporation, counsel for the Registrant.

         23.1       Independent Auditors' Consent of Deloitte & Touche LLP.

         23.2*      Consent of Wilson Sonsini Goodrich & Rosati,
                    Professional Corporation, counsel for the Registrant (included in Exhibit 5.1).

         24.1*      Power of Attorney.
         ----------
         *Previously provided.